                                                                     EXHIBIT 2.1

                        PROPOSAL AND OFFER TO BUY STOCK

TO: MLRA SYSTEMS, INC.


In consideration of the issuance of 10,000,000 shares of stock in MLRA SYSTEMS, INC., at an unspecified price per share, Castle Keep Holding (USA), Inc. and/or assigns, does hereby offer to sell, assign, convey, transfer, and deliver to MLRA SYSTEMS, INC. all of its right, title and interest in and to the following property:

     ITEM                                                          FAIR VALUE

See attached Exhibit A                                             Unspecified

                                    TOTAL                          Unspecified
                                                                   -----------

                                    /s/ TERRANCE KEEP
DATED: April 1, 1999                ------------------------------------------
                                    CASTLE KEEP HOLDING (USA), INC.
                                    and/or assigns, Offeror
                                    BY: TERRANCE KEEP, PRESIDENT


The above offer was accepted by the Board of Directors on April 1, 1999.


                                    MLRA SYSTEMS, INC. a Delaware Corporation

                               By: /s/ Charlene Kalk
                                   --------------------------------------
                                   Charlene Kalk, President


                                   /s/ Charlene Kalk
                                   --------------------------------------
                                   Charlene Kalk, Secretary

                                   EXHIBIT A

PROPERTY TO BE GIVEN TO MLRA SYSTEMS, INC. IN EXCHANGE FOR 10,000,000 SHARES OF COMMON STOCK:

ALL EXISTING OUTSTANDING SHARES OF CASTLE KEEP HOLDING (USA), INC. THEREBY MAKING CASTLE KEEP HOLDING (USA), INC. A WHOLLY-OWNED SUBSIDIARY OF MLRA SYSTEMS, INC.